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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the inclusion in this registration statement (No. 333-35579) on Form SB-2 of our report (to be dated November 11, 1997, December 12, 1997 with respect to Note F and the date of the transactions described in Notes G[5] and G[6]) relating to the consolidated financial statements of DynamicWeb Enterprises, Inc. as at September 30, 1997 and for each of the fiscal years in the two-year period then ended. Our report calls attention to substantial doubt existing as to the ability of the Company to continue as a going concern. We also consent to the reference to our firm under the captions "Experts" and "Summary Financial Information" in the prospectus.

/s/ RICHARD A. EISNER & COMPANY, LLP

New York, New York
December 16, 1997